Exhibit 4.59

The Supplementary Agreement of Assignment of Property of the 50th Floor of Shenzhen International Chamber of Commerce Tower

Party A: Global Sources  Properties (Shenzhen) Co., Ltd.

Party B: Shenzhen Sihai Hengtong  Property Co., Ltd.

Whereas Party A and Party B have executed eight (8) sets of Second-Hand Real Estate Sales Contract of ShenZhen Municipality (hereinafter referred to as “Sales Contract”) pertaining to  the transaction for the eight (8) units of the 50th Floor of Shenzhen International Chamber of Commerce Tower, numbered 5001, 5002, 5003, 5005, 5006, 5008, 5009, and 5010 respectively (hereinafter referred to as “Property”),  which provides that the total price of the transaction is RMB 134,506,970 (hereinafter referred to as “Price”).

Therefore, with respect to the overall transaction of the Property, how to deal with the lease agreement and other relevant issues, Party A and Party B hereby agree on this The Supplementary Agreement of Assignment of Property of the 50 Floor of Shenzhen International Chamber of Commerce Tower  (hereinafter referred to as “Agreement”) as follows to be jointly complied with:

Article 1.	About the Overall Transaction

Both Parties hereby confirm that all of the Property is sold and purchased as a whole, instead of trading the individual unit of the Property.  Execution of eight (8) sets of Sales Contracts is merely to fulfill the government authorities’ requirements on the formalities of going through title transfer registration.  Therefore, if any one of the Sales Contracts is terminated or rescinded due to any reasons, the other Sales Contracts shall be automatically terminated or rescinded. The defaulting liabilities of any Party shall be calculated based on the total amount of the Price of the overall Property transaction, unless otherwise agreed by both Parties.

1.1
If Party B fails to pay the Price in full, it shall be deemed as Party B’s failure to perform the obligations of paying full amount of the Price to the account designated by Party A under the eight (8) sets of Sales Contracts (regardless of whether the paid payment made by Party B exceeds the agreed price for any of the units of the Property in any set of the Sales Contracts). In this situation, Party A has no obligation to go through any formalities of the title transfer registration for any of the units of the Property for Party B.

1.2	If Party A fails to deliver any of the units of the Property under eight (8) sets of Sales Contracts, it shall be deemed as Party A’s delay in delivery of the Property as a whole.

Article 2.	About the Lease Agreement

2.1
Both Parties mutually confirm that there is a lease on the Property, which will expire on 31st December 2015. Party A shall obtain a written waiver of preemption right or purchase right over the Property from the lessee before the execution of Sales Contract, otherwise it will be deemed as a breach of Party A, and Party B will not bear any liabilities arising from the disputes of the lease agreement.

2.2
Both Parties mutually confirm that no matter whether the registration of Property title transfer will be completed before 31st December 2015, the lease agreement shall continue to be implemented until 31st December 2015 and Party A is still entitled to the rents under such lease agreement.

Article 3.	Miscellaneous

3.1
In case of any inconsistencies between this Agreement and the Sales Contracts, this Agreement shall be implemented. Any Party shall not claim to terminate this Agreement due to the inconsistencies between this Agreement and Sales Contracts. The dispute resolution method under this Agreement is the same as provided in the Sales Contracts.

3.2	This Agreement becomes effective upon execution and it will be executed in two sets of original copies. Each Party shall hold one set of this Agreement with equal legal effectiveness.

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Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
(Company chop)
Authorized Representative:	(Signature)

Party B:	Shenzhen Sihai Hengtong Property Co., Ltd.
(Company chop)
Authorized Representative:	(Signature)

Execution Date: 1st  Sept. 2015